FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO THE REAL ESTATE CONTRACT AND PURCHASE AND SALE AGREEMENT (hereinafter the "Agreement") is made as of the day of May 1996, by and between RICHARD B. NORTON ("Seller") and CONCEPTS DIRECT, INC., a Delaware corporation, its assignees, designees or nominees ("Purchaser"). RECITALS

A. Seller and Purchaser entered into a Real Estate Contract and Purchase and Sale Agreement as of the 20th day of March 1996 (the "Agreement") regarding the sale of Seller's Property to Purchaser.

B. Said Agreement is a valid, binding legal agreement between the Seller and Purchaser and neither party to said Agreement is in default under any terms of the Agreement.

C. Purchaser and Seller have agreed on Purchaser's right to rezone the Property and both parties have determined that additional time may be necessary for the proposed rezoning.

D. Seller and Purchaser desire to enter into this First Amendment to permit a further extension of the Closing date to permit the intended rezoning of the Property and necessary agency approvals and to memorialize their agreement on the proposed zoning of the Property.

AGREEMENT

In consideration of the Deposit, the premises, and the mutual benefits to be derived by Seller and Purchaser under the terms of the Agreement, as herein amended, the parties hereto agree as follows:

1. Paragraph 10.16 (Rezoning Period) of the Agreement provides that Purchaser and Seller shall agree within ten (10) days of the effective date of the Agreement as to what zoning category and what alternative uses Seller desires that Purchaser include in the proposed rezoning. Seller and Purchaser agreed on March 26, 1996 that Purchaser had Seller's consent to rezone the Property from its current agricultural zoning district to a zoning district that permits the development of commercial, office, retail and/or industrial uses or any combination thereof and with such uses as may be selected by Purchaser in Purchaser's sole and absolute discretion.

Seller further acknowledges and agrees that Purchaser shall have full and complete authority and discretion to file a rezoning request and to enter into any agreements, including, but not limited to, an annexation agreement that Purchaser deems necessary with the City of Longmont, Colorado in order to permit Purchaser to develop the Property as desired by Purchaser, provided, however, Seller shall not incur any expense or liability in connection therewith. Purchaser agrees to include the approximately 6.7+ acres to be retained by Seller in Purchaser's zoning and/or annexation requests at no cost to Seller, with zoning for said
6.7 acres as is approved in writing by Seller. Purchaser agrees to hold Seller harmless and indemnify Seller from any costs, claims, damages, including, but not limited to, any of Seller's reasonable attorney's fees incurred in defending any such costs, claims or damages incurred by Seller caused by any such rezoning, annexation agreements or other agreements made by Purchaser with the City of Longmont, Colorado that impact the Property, or in enforcing the hold harmless and indemnification agreement.

Notwithstanding the above hold harmless and indemnification agreement made by Purchaser to Seller, Purchaser further agrees that it shall not agree or consent to the recording by the City of Longmont, Colorado of the final zoning approval or the annexation agreement among the land records without the advance written consent of Seller, or until after Settlement and Closing on the Property has occurred, the intent being that no zoning or annexation shall be finalized until Closing occurs unless Seller agrees in advance in writing. Seller's signing of the request for annexation and Seller's signing of the request for rezoning shall not be deemed to be Seller' s advance written approval of said request being finalized prior to Closing. If for any reason this transaction does not close, zoning and annexation shall only be finalized if Seller agrees thereto in writing after termination of this contract.

Seller agrees to promptly sign, without cost or charge to Purchaser, any such rezoning requests, annexation requests or other agreements or requests to the City of Longmont upon written request of Purchaser, provided, however, Seller shall not incur any expense or liability in connection therewith.

2. The Closing date, as provided for in paragraph 6.1 of the Agreement shall be extended up to a maximum of ninety (90) days to December 1, 1996, only in the event of the Purchasers' inability to secure necessary governmental entity or agency approvals, such as zoning, or other relevant approvals required for development of the land by September 1, 1996. In such event, Purchaser shall increase the Deposit by an additional $25,000 on or before September 1, 1996. Said sum shall be nonrefundable and immediately useable by Seller. In addition, the provisions of paragraph 2.1 regarding increases in the Purchase Price for each day the Closing is delayed past June 1, 1996 shall continue to apply in the event of such extension.

3. Purchaser agrees to take no action, or omit to take any action which would have the affect of isolating Seller's 6.7+ acres from utility access, easements or service abutting such 6.7+ property

4. Seller and Purchaser agree that said Real Estate Contract and Purchaser and Sale Agreement, as amended herein, is a valid and legally binding contract between Seller and Purchaser and neither party is in default under the terms of said Agreement and furthermore, if either party is in technical default, the other party hereby irrevocably waives such default and the Agreement, as amended, is and remains valid and in full force and effect.

5. All other words, provisions and requirements of the Agreement shall
remain as originally written unless modified herein. 	Notwithstanding
the above, the terms, provisions and intent of this First Amendment shall prevail in the event of any conflict of terms or intent as expressed in this First Amendment when compared to the terms of the original Agreement.

SELLER:

BY:	Richard B. Norton (Seal)


PURCHASER:

CONCEPTS DIRECT, INC., a Delaware Corporation
BY:	Phillip A. Wiland, Chairman (Seal)